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                                                                    EXHIBIT 23.3

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-82654) of Millennium Pharmaceuticals, Inc. for the registration of $300,000,000 of 4.50% Convertible Senior Notes due June 15, 2006 and 7,386,660 shares of common stock, and to the incorporation by reference therein of our report dated January 17, 2002, with respect to the financial statements of COR Therapeutics, Inc. included in the Current Report on Form 8-K of Millennium Pharmaceuticals, Inc. dated March 28, 2002, filed with the Securities and Exchange Commission.


                                                   /s/ ERNST & YOUNG LLP

Palo Alto, California
March 22, 2002